Exhibit 99.1

NEWS RELEASE—for immediate release

FDA Psychopharmacologic Drugs Advisory Committee Recommends

Approval of Alexza’s ADASUVE™

Approval Recommendation Based Upon FDA REMS

and One ADASUVE™ Dose in 24 Hours

Mountain View, California—December 13, 2011—Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) announced today that the Psychopharmacologic Drugs Advisory Committee (PDAC) of the U.S. Food and Drug Administration (FDA) voted to recommend that ADASUVE™ (Staccato® loxapine) be approved for use as a single dose in 24 hours when used with the FDA recommended Risk Evaluation and Mitigation Strategy (REMS), for the treatment for agitation in patients with schizophrenia or bipolar mania. The vote on this question was 9/8/1 (yes/no/abstain).

“We view the recommendations by the PDAC today as another step forward in the development of ADASUVE,” stated Thomas B. King, President and Chief Executive Officer of Alexza Pharmaceuticals. “We appreciate the Advisory Committee’s recognition of agitation as a serious and underappreciated symptom of schizophrenia and bipolar disorder. If approved, we believe ADASUVE represents a valuable treatment option for patients and physicians alike. We look forward to continuing to work toward our goal of bringing ADASUVE to market in 2012.”

As previously announced, the ADASUVE NDA Prescription Drug User Fee Act (PDUFA) goal date is February 4, 2012. In Europe, a Marketing Authorization Application (MAA) for ADASUVE is currently under review by the European Medicines Agency (EMA) and the application will follow the Centralized Procedure.

Summary of Advisory Committee Voting

The FDA takes the committee’s advice into consideration as part of its review of a New Drug Application, but is not bound by an advisory committee’s recommendations. After reviewing and discussing the ADASUVE data, the committee voted on the following questions:

•

Does the committee conclude that ADASUVE (loxapine) inhalation powder has been shown to be effective as a treatment for agitation in patients with schizophrenia or bipolar mania? The resulting vote was: 17/1/0 (yes/no/abstain).

•	Does the committee conclude that ADASUVE (loxapine) inhalation powder has been shown to be acceptably safe for use as a treatment for agitation in patients with schizophrenia or bipolar mania:

a.	When used in conjunction with the REMS proposed by the sponsor? The resulting vote was: 1/17/0 (yes/no/abstain).

b.	When used in conjunction with the REMS proposed by the FDA? The resulting vote was: 5/12/1 (yes/no/abstain).

•

Does the committee conclude that ADASUVE (loxapine) inhalation powder would be acceptably safe for use as a single dose in 24 hours as a treatment for agitation in patients with schizophrenia or bipolar mania:

a.	When used in conjunction with the REMS proposed by FDA? The resulting vote was: 11/5/2 (yes/no/abstain).

•

Does the committee conclude that ADASUVE (loxapine) inhalation powder should be approved for use as a single dose in 24 hours when used with the FDA recommended REMS, for the treatment for agitation in patients with schizophrenia or bipolar mania. The resulting vote was: 9/8/1 (yes/no/abstain).

About Agitation

Agitation can occur in many people suffering from major psychiatric disorders, including schizophrenia, which affects approximately 2.4 million adults in the United States, and bipolar disorder, which affects approximately 5.7 million adults in the United States. More than 90% of these people will experience agitation in their lifetime. Agitation generally escalates over a short period of time with patients initially feeling uncomfortable, tense and restless. As the agitation intensifies, their behavior appears more noticeable to others as they become threatening and potentially violent, especially if the agitation is not treated. Agitation episodes are currently most often treated with antipsychotics and / or benzodiazepines in oral or intramuscular injection preparations. However, there are no non-invasive therapies that work within 30 minutes to help agitated patients in need of treatment.

About ADASUVE (Staccato loxapine) and the Staccato System

ADASUVE is an anti-agitation product candidate that combines Alexza’s proprietary Staccato system with loxapine, an antipsychotic currently available in the U.S. as an oral formulation for the management of schizophrenia. The Staccato system is a hand-held, single-dose inhaler that delivers a medication comparable to intravenous administration, but with greater ease, patient comfort and convenience. Click here to see an animation of how the Staccato system works. In clinical studies, ADASUVE has shown an onset of effect in 10 minutes of dosing, which is the first time point measured in the Phase 3 clinical studies. The ADASUVE NDA contains efficacy and safety data from more than 1,600 patients and subjects, who have been studied in thirteen different clinical trials.

About Alexza Pharmaceuticals, Inc.

Alexza is a pharmaceutical company focused on the research, development and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions. Alexza’s technology, the Staccato® system, vaporizes unformulated drug to form a condensation aerosol that, when inhaled, allows for rapid systemic drug delivery through deep lung inhalation. The drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration, but with greater ease, patient comfort and convenience.

ADASUVE (Staccato loxapine) is Alexza’s lead program, which is being developed for the acute treatment of agitation in adults with schizophrenia or bipolar disorder. Alexza completed and announced positive results from both of its Phase 3 clinical trials and initially submitted the ADASUVE NDA in December 2009. In October 2010, the Company received a Complete Response Letter from the FDA regarding the application. The Company completed an end-of-review meeting with the FDA in December 2010 and a Risk Evaluation and Mitigation Strategy (REMS) guidance meeting with the FDA in April 2011. The ADASUVE NDA was resubmitted in August 2011 and has a Prescription Drug User Fee Act (PDUFA) goal date of February 4, 2012.

In October 2011, the Company established a commercial partnership for ADASUVE with Grupo Ferrer International, S.A. Grupo Ferrer is a leading pharmaceutical company in Europe with extensive operations in the Americas, and is Alexza’s partner in the commercialization of ADASUVE in Europe, Latin America, Russia and the Commonwealth of Independent States countries. Alexza filed its ADASUVE Marketing Authorization Application (MAA) with the European Medicines Agency (EMA) in October 2011.

For more information about Alexza, the Staccato system technology or the Company’s development programs, please visit www.alexza.com.

Safe Harbor Statement

This press release contains forward-looking statements that involve significant risks and uncertainties. Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs, including the adequacy of the Company’s capital to support the Company’s operations, the potential of the Company’s ADASUVE NDA resubmission to adequately address the issues in the Complete Response Letter, the timing of the FDA’s review of the NDA, the eventual prospects that ADASUVE will be approved for marketing in the U.S., and the timing and prospects for regulatory approval to market ADASUVE in Europe, Latin America, Russia and the Commonwealth of Independent States countries. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACTS:	Thomas B. King	August J. Moretti
	President and CEO	Senior Vice President and CFO
	650.944.7634	650.944.7788
	tking@alexza.com	amoretti@alexza.com